UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)   December 8, 2008

Cephalon, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19119	23-2484489
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

41 Moores Road
Frazer, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code   (610) 344-0200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On December 10, 2008, the Stock Option and Compensation Committee of Board of Directors of Cephalon, Inc. (the “Company”) approved the amendment and restatement of the Company’s Non-Qualified Deferred Compensation Plan effective January 1, 2009 (the “Plan”).  The Plan, as amended and restated, incorporates various provisions designed to facilitate the Plan’s compliance with Section 409A of the Internal Revenue Code and the related proposed regulations issued by the Internal Revenue Service and sets the 2009 growth rate pursuant to Section 8 of the Plan at five percent (5%) per annum.  The foregoing summary of the the Plan is qualified in its entirety by the full text of the Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.03                                             Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 11, 2008, the Board of Directors of the Company approved and adopted the Second Amended and Restated Bylaws of the Company, which amended and restated the Company’s then existing Amended and Restated Bylaws (the “Bylaws”). The Bylaw amendments were effective December 11, 2008.  The Second Amended and Restated Bylaws include amendments to Section 2.10 of the Bylaws to add a requirement that a stockholder submitting business or nominating directors fully disclose in addition to such stockholder’s (or director nominee’s, if applicable) beneficial ownership of the Company’s common stock, such stockholder’s (or director nominee’s, if applicable) ownership of, among other things, derivative instruments, swaps, options, warrants, short interests, hedges or profit interests or other transactions entered into by or on behalf of such stockholder (or director nominee, if applicable) with respect to the stock of the Company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such stockholder (or director nominee, if applicable), the effect or intent of any of the foregoing being to mitigate loss to, or manage risk of stock price changes for, such stockholder or to increase or decrease the voting power or pecuniary or economic interest of such stockholder (or director nominee, if applicable) with respect to the Company’s stock.  The Second Amended and Restated Bylaws also include an amendment to Section 7.09 which requires that any repeal or modification of, or adoption of any provision inconsistent with, the indemnification and advancement of expenses provisions of the Second Amended and Restated Bylaws not adversely affect any rights to indemnification and to the advancement of expenses of any authorized representative granted pursuant to such bylaws existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.  The Second Amended and Restated Bylaws also include certain additional clarifying amendments.

The foregoing summary of the changes to the Company’s Bylaws is qualified in its entirety by the full text of the Second Amended and Restated Bylaws of the Company, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01                                             Other Events.

As previously expected and disclosed in the Company’s Current Report on Form 8-K filed September 15, 2008, on December 8, 2008, the Company received a supplement request letter (the “REMS Letter”) from the United States Food and Drug Administration (the “FDA”)  regarding the submission of a Risk Evaluation and Mitigation Strategy (“REMS”) with respect to FENTORA® (fentanyl buccal tablet) [C-II].  In the REMS Letter, the FDA requests submission of the Company’s proposed REMS program for FENTORA (the “REMS Program”) within 120 days and provides guidance for the design and implementation of the REMS Program to mitigate serious risks associated with the use of FENTORA.  The FDA also notes the potential challenge the Company may have to design and implement a REMS Program sufficient to mitigate the additional risks associated with the Company’s supplemental new drug application (the “sNDA”) for FENTORA for the management of breakthrough pain in opioid tolerant patients with chronic pain conditions while also preserving access to FENTORA for patients currently receiving the product. To address the FDA’s requests in its September 2008 complete response letter and also in the REMS Letter, the Company plans to implement COVERS™, a first-of-its-kind initiative designed to minimize the potential risk of overdose from an opioid through appropriate patient selection, as part of the REMS Program.  The Company believes that, by working with the FDA, it can design and implement a REMS Program to meet the FDA’s requests and possibly to provide a potential avenue for approval of the sNDA. The Company anticipates initiating the REMS Program in the first half of 2009.

Item 9.01                                             Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description of Document

3.1	Second Amended and Restated Bylaws of Cephalon, Inc.

10.1	Amended and Restated Cephalon, Inc. Non-Qualified Deferred Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHALON, INC.

Date: December 12, 2008	By:	/s/ Gerald J. Pappert
Gerald J. Pappert
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Second Amended and Restated Bylaws of Cephalon, Inc.

10.1	Amended and Restated Cephalon, Inc. Non-Qualified Deferred Compensation Plan